Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

Black Titan Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares, par value $0.0001(1)	457	(c)	2,344,100	$3.549	(2)	$8,319,210.90	0.0001381	$1,148.88
Fees to Be Paid	Equity	Ordinary Shares issuable upon conversion of Series A Preferred Shares	457	(c)	1,474,530	$3.549	(2)	$5,233,106.97	0.0001381	$722.69
Fee to Be Paid	Equity	Ordinary Shares issuable upon conversion of Series C Convertible Preferred Shares	457	(c)	176,470	$3.549	(2)	$626,292.03	0.0001381	$86.49
Fees to Be Paid	Equity	Ordinary Shares, including shares issuable upon the exercise of options(3)	457	(c)	9,563	$3.549	(2)	$33,939.09	0.0001381	$4.69
Fees to Be Paid	Equity	Ordinary Shares, par value $0.0001(4)	457	(c)	512,820	$3.549	(2)	$1,819,998.18	0.0001381	$251.34
	Equity	$0.0001(5)	457	(c)	1,400,001	$3.09	(6)	4,326,003.09	0.0001381	597.42
Total Offering Amounts								$20,358,550.30		$2,811.51
Total Fees Previously Paid										2,214.09
Total Fee Offsets										—
Net Fee Due										$597.42
(1)	Represents ordinary shares issued as merger consideration in connection with the registrant’s business combination.
(2)	Calculated pursuant to Rule 457(c) based on the average of the high and low prices of the registrant’s ordinary shares as reported on Nasdaq within five business days prior to the filing of this registration statement on November 6, 2025.
(3)	Includes 6,250 ordinary shares issuable upon exercise of outstanding options. The options themselves are not being registered; the registration covers the underlying ordinary shares for resale by the holders upon exercise.
(4)	Represents ordinary shares issued pursuant to a settlement agreement entered into by the registrant.
(5)	Pursuant to Rule 416 under the U.S. Securities Act of 1933, as amended, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share capitalizations or similar transactions affecting the registrants outstanding ordinary shares.

(6)	Calculated pursuant to Rule 457(c) based on the average of the high and low prices of the registrant’s ordinary shares as reported on Nasdaq within five business days prior to the filing of this registration statement on December 2, 2025.